Exhibit 99.1
Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Announces the
Retirement of Director Lloyd Eisenman

PORT ANGELES, WA (June 29, 2017) - First Northwest Bancorp (NASDAQ: FNWB) ("Company"), the holding company for First Federal Savings and Loan Association of Port Angeles ("Bank"), announced that Lloyd J. Eisenman will retire from the Company's and the Bank's Boards of Directors at the completion of his current term. Stephen Oliver, Chairman of the Company's and the Bank's Boards of Directors, stated, "Lloyd Eisenman has been a dedicated member of our board, having served for 32 years with sincerity and integrity. Since joining the Bank's Board in 1985, Mr. Eisenman has served on various committees, most notably the Audit Committee. Lloyd will always be part of the First Federal Family."

Larry Hueth, President and CEO, stated, "Lloyd's vision, experience and dedication have been instrumental in First Federal's success. We wish Lloyd and his wife Carol the very best".
The Company's Board of Directors also voted to decrease the size of its Board of Directors from ten to nine members effective upon the expiration of Mr. Eisenman's term.

 About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington-chartered, community-based savings bank, primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington, with twelve banking locations in Washington State, eight of which are located within Clallam and Jefferson counties, one in Kitsap County, two in Whatcom County, and a home lending center in King County.